Exhibit 99

:	CONTACTS
	Investors:	REGIS CORPORATION:
Jack Nielsen — Director of Finance — Investor Relations
(952) 947-7000

	Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin
(212) 994-4660

For Immediate Release

REGIS PROVIDES QUARTERLY GUIDANCE UPDATE

-First Quarter Same-Store Sales Trending Towards Low End of Range-

-Hurricanes Expected to Impact Quarterly Results-

        MINNEAPOLIS, September 26, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today announced that first quarter same-store sales trends and the impact of Hurricanes Katrina and Rita are expected to result in earnings below the low end of the Company’s previous guidance range of $0.51 to $0.56 per diluted share.

        Quarter-to-date domestic same-store sales increased 1.0 percent, including a 1.8 percent increase in domestic service same-store sales. However, quarter-to-date same-store sales trends in the Company’s international operations are well below plan due to a particularly weak retail environment in the United Kingdom. As a result, consolidated first quarter same-store sales are trending towards the low end of the Company’s previously provided same-store sales guidance of 0.5 to 2.0 percent. Excluding the impact of Katrina and Rita, discussed below, the Company now anticipates first quarter earnings to be at, or slightly below, the low end of the previously provided earnings guidance of $0.51 to $0.56 per diluted share.

        The impact of Katrina and Rita is expected to further reduce first quarter earnings. As of September 25th, all Regis Corporation employees in the affected regions were safe and accounted for; however, over 200 salons remained closed. The majority of these closed salons are expected to reopen in the coming days as employees return to previously evacuated areas of Texas and Louisiana. Immediately following the hurricanes, Regis Corporation provided disaster relief compensation to affected Company employees in the regions. Management estimates that the hurricanes will result in up to 3,000 lost salon days in the first quarter and up to $3.0 million of lost revenue. In addition, the Company plans to write-off at least $0.5 million of fixed assets associated with the destruction of seven salons. The Company will provide additional details on the impact of Katrina and Rita in its release of first quarter 2006 revenue results on October 12, 2005.

        Regis Corporation (RGS) is the beauty industry’s global leader in salons, hair restoration centers and education. As of June 30, 2005, the Company owned or franchised 10,993 worldwide locations; which included 10,879 beauty salons, 90 hair restoration centers and 24 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These and other concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon and beauty school acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 8, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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